Exhibit 10.11

July 6, 2007

Robert Tick

c/o ANDA Networks, Inc.

247 Santa Ana Ct.

Sunnyvale, CA 94085

Dear Robert:

The following outlines the special bonus and option that you will be eligible to earn related to the IPO (as defined below) of ANDA Networks, Inc. (the “Company”).

1.	Cash Bonus: Provided that the Company’s CEO determines that you have achieved your responsibilities related to the Company’s IPO and you remain in employment with the Company until the date on which the Company prints its preliminary prospectus with respect to its IPO (the “Print Date”), the Company will pay you a bonus equal to $40,000 (subject to applicable withholding) within fifteen (15) days following the Print Date.

2.

Option: Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 93,600 shares of the Company’s common stock. The option will be subject to the terms of the Company’s 1998 Stock Plan and the applicable stock option agreement. The option will vest with respect to l/48th of the shares upon your completion of each month of continuous service following the closing date of the IPO. Following the IPO, if the Company is subject to a Change in Control (as defined below) and you are subject to an Involuntary Termination (as defined below) within twelve (12) months after such Change in Control, all of the unvested shares subject to the option will become fully vested. The exercise price of the option will be determined by the Company’s Board of Directors on the date of option grant.

3.	Definitions:

a.	“IPO” shall mean the issuance and sale of shares of the Company’s common stock in the Company’s first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended.

b.	“Change in Control” shall mean: (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

c.	“Involuntary Termination” shall mean the termination of your service which occurs by reason of: (i) your involuntary dismissal or discharge by the Company for reasons other than Misconduct (as defined below), or (ii) your voluntary resignation following (A) a change in your position with the Company which materially reduces your level of responsibility, (B) a reduction in your base salary or bonus opportunity or (C) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

d.	“Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure of confidential information or trade secrets of the Company (or any parent or subsidiary), or any other intentional misconduct adversely affecting the business or affairs of the Company (or any parent or subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any parent or subsidiary) may consider as grounds for the dismissal or discharge of you or any other person in the service of the Company (or any parent or subsidiary).

Employment with the Company is still for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. The “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s CEO.

Please indicate your acceptance of the foregoing by signing the enclosed copy of this letter and returning it to the Company.

Very truly yours,

ANDA NETWORKS, INC.

By:
Name:	Charles R. Kenmore
Title:	President and CEO

ACCEPTED AND AGREED TO:

Robert Tick

7/6/07
Date